Filed pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated March 27, 2024
Relating to Preliminary Prospectus dated March 22, 2024
Registration Statement File No. 333-270700

Pioneering Neurostimulation to Recover Critical Body Function COMPANY OVERVIEW March 2024 - A Global Leader in Artificial Vision - Applying our Technology to Stroke Recovery Filed pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated March 22, 2024 Relating to Preliminary Prospectus dated March 22, 2024 Registration Statement File No. 333 - 270700

2 Forward - Looking Statements This presentation contains forward - looking statements concerning Cortigent, Inc . (“Cortigent,” the “Company,” “we,” “us,” and “our”) . Forward - looking statements include information concerning possible or assumed future results of operations and other information relating to the Company . Forward - looking statements include statements containing words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," “propose”, "may,“ ”might”, "suggest," and similar expressions . Any statements in this presentation that are not based on historical fact are forward - looking statements and represent our commercially reasonable judgment as to what may occur in the future . Among other factors that could cause actual results to differ materially from those expressed in forward - looking statements are Cortigent’s need for, and the availability of, adequate capital in the future to fund operations and research and development . Cortigent’s medical device systems may not successfully complete clinical testing or be granted regulatory approval to be sold and marketed in the United States or elsewhere . Cortigent cannot guarantee the effectiveness of its patents or Breakthrough Device designations . You should carefully read the factors described in “Risk Factors” section of the Registration Statement to better understand the risks and uncertainties inherent in our business and medical device industry and underlying any forward - looking statements . In addition to the risks described above and in Cortigent’s filings with the SEC , other unknown or unpredictable factors also could affect Cortigent’s results . No forward - looking statements can be guaranteed, and future results, levels of activity, performance, or events and circumstances may differ materially from such statements . You should not rely on any forward - looking statements as predictions of future events . Cortigent undertakes no obligation to release publicly the results of any revisions to any such forward - looking statements that may be made to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation .

3 This presentation highlights basic information about us, our products, and the proposed offering . Because it is a summary, it does not contain all of the information that you should consider before investing . We have filed a registration statement with the SEC (File No . 333 - 270700 ) including a preliminary prospectus dated March 22 , 2024 for the offering to which this presentation relates . The registration statement has not yet become effective . Before you invest, you should read the preliminary prospectus in the registration statement together with other documents we have filed with the SEC for more complete information about us and this offering . You may get these documents for free by visiting EDGAR on the SEC Website at http : //www . sec . gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity LLC, Prospectus Department, 17 State Street, 41 st Floor, New York, New York 10004 , telephone : (877) 436 - 3673 or e - mail : prospectus@think - equity . com . We obtained industry, market and competitive position data in this presentation from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties . While we believe that the statistical data, market data and other industry data and forecasts are reliable we have not independently verified the data . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering is only being made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective . Free Writing Prospectus Statement

4 Offering Summary Issuer: Cortigent, Inc. Proposed Listing Symbol: Nasdaq: CRGT Securities Issued: Common Stock Shares Offered: 1,500,000 Shares (plus 15% Over - allotment Option) Expected Price: $10.00 Per Share Expected Offering Size: $15,000,000 Use of Proceeds: • Conduct various Orion research studies including MRI compatibility and vision improvement techniques in Early Feasibility Study extension; patient research for reimbursement planning • Convert Orion prototype into commercial grade device for pivotal clinical trial • Conduct research on stroke recovery implant to optimize design • Consult with FDA to finalize design of Early Feasibility Study for stroke recovery • Manufacture stroke recovery devices for clinical studies • Repay amounts owed to our parent Vivani • Working capital Sole Book - Runner: ThinkEquity

A Leader in Precision Neurostimulation

Argus II: World's first FDA approved device to provide artificial vision[1]

ARTIFICIAL VISION

Launched Argus II System in US in 2013[1]

Next generation system (Orion) in clinical study[2]

- FDA Breakthrough device designation

STROKE RECOVERY

Developing new system to improve hand/arm movement in paralysis due to stroke[2]

- Leverages our core neurostimulation technology

LEADERSHIP & IP

- **Experienced leadership and R&D teams**
- **Extensive US & EU intellectual property estate**

[1] Remains FDA approved under a Humanitarian Device Exemption. Argus II was indicated to treat a rare form of blindness. We discontinued sales in 2019 to refocus our Argus II technology on developing Orion, designed for use by a much larger population of blind people.

[2] The Orion and stroke recovery systems are investigational devices that require FDA approval. We believe our 20-year history in developing neurostimulation for artificial vision with the Argus II system positions us well for expanded neurostimulation applications such as Orion and the stroke recovery system. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products.

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Accomplished Leadership Team

Executive Management:

Jonathan Adams, MBA, *Chief Executive Officer*

- 30+ years of experience in medical products including technology commercialization, financial management, marketing, sales, and developing and launching new drugs and medical devices
- Founded BioVie Inc. and up-listed the company to Nasdaq (ticker: "BIVI") in 2020

Ed Sedo, CPA, *Chief Financial Officer*

- 30+ years of experience in financial accounting and reporting
- Formerly Controller for Vivani Medical, Inc. (Cortigent's parent company) and other publicly traded companies

Engineering Leadership:

Uday Patel PhD, *Lead Neuroscientist*

- **15 years** at Second Sight/Vivani/Cortigent
- Deep experience in complex neurological and ophthalmological devices
- PhD from UCLA in neuroscience/ neuroengineering

Jerry Ok, *Lead Mechanical Engineering*

- **23 years** at Second Sight/Vivani/Cortigent
- Extensive hardware engineering experience with Class III devices
- MS from UCLA in mechanical engineering & MEMS

Executive Consultants:

Jerry Culp, *Executive Consultant*

- Former VP of Global Development for Stryker and GM, Incubator of Medical Technology (IMT) business unit (retired after 31 years)
- Managed the development of multiple new product platforms generating billions of dollars in revenues

Don Dwyer, MBA, *Consulting Chief Business Officer*

- *Vivani Chief Business Officer*
- 40+ years of experience in biopharma including business development, product commercialization, brand management

Truc Le, MBA, *Consulting Chief Operations officer*

- *Vivani Chief Operations Officer*
- 35+ years of experience in Manufacturing, quality control, operations for biopharma & medical devices

Cortigent

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7 Cortigent: At the Forefront of the Machine - to - Human Interface Leveraging advances in: • Neuroscience understanding • Electronics miniaturization • Data processing capabilities • Wireless technology To address critical unmet medical needs: • Artificial vision for the blind • Motor skills recovery in paralysis due to stroke • Other future applications TARGETED NEURO - STIMULATION SYSTEMS

8 Argus II Artificial Vision System FDA approved in 2013 to treat blindness due to retinitis pigmentosa 1 • Nearly 400 patients implanted in US and Europe • Attractive CMS reimbursement (~$150,000) • Many patients reported high satisfaction 2 • Highly reliable (in some patients >15 years) • Developed expertise in: ‒ Micro - electro - mechanical system (MEMS) ‒ Implant engineering, packaging, manufacturing ‒ Software engineering ‒ Patient vision therapy and phosphene mapping • Applied this technology to create our next generation system (Orion) with the potential to treat many more patients 1 Authorized by the FDA under a Humanitarian Device Exemption. 2 Based on r eports by patients to their clinicians.

Developing the Orion Artificial Vision System

Designed to treat nearly all forms of profound blindness[1]

- FDA Breakthrough Device designation
- Planning pivotal trial based on Early Feasibility Study results[2]
- Total addressable US market estimated at 82,000+ profoundly blind Americans[3]
- Potential **$4 billion** market size[4]



[1] Blindness due to glaucoma, diabetic retinopathy, eye trauma, optic nerve damage, retinitis pigmentosa.
[2] Based on 5 of 6 subjects eligible for assessment at 36 months and 3 of 6 subjects at 60 months. One patient experienced a serious adverse event that resolved safely. At 36 months, 5 of 6 subjects remained in the study and all performed significantly better on square localization and direction of motion and 2 had measurable improvement in visual acuity. Similar results were seen at 60 months.
[3] Company-sponsored US market study by Fletcher Spaght, Inc.
[4] Internal company estimate based on company-sponsored US market study by Fletcher Spaght, Inc.

Cortigent

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10 Orion Early Feasibility Study Safety profile and reliability: • Only one serious adverse event (SAE) that resolved safely • No patients have experienced SAE’s since 2018 Encouraging Study Results 1 Efficacy Measure 3 - year Results (5 of 6 original subjects remained in the study) 5 - year Results (3 of 6 original subjects remained in the study) Square localization (Orion turned on vs. off) 5 performed significantly better 3 performed significantly better Direction of motion (Orion turned on vs. off) 5 performed significantly better 3 performed significantly better Grating visual acuity (Orion turned on vs. off) 2 had measurable acuity 2 had measurable acuity FLORA daily task functionality assessment 2 4 completed this assessment and had positive or mildly positive results Not evaluated 1 Study began in 2017. One of the original 6 patients chose to have the device explanted prior to 36 months due to an unrelated medical reason . Two other subjects chose to be explanted post - 36 months unrelated to the device or surgery. 2 FLORA is the Functional Low - Vision Observer Rated Assessment of select activities of daily living.

Next Application: Motion Recovery After Stroke[1]

Our electrode array will be placed on the cortex (surface) of the brain to deliver neurostimulation

- **Clinical goal: Accelerate recovery of hand/arm movement with rehabilitation therapy after stroke**
  - Early Feasibility Study being designed with Dr. Nader Pouratian at Univ. of Texas Southwestern
- Stroke is common and costly in the US:
  - 7.6 million victims living; 610,000 annual strokes
  - Estimated stroke-related medical costs: $35 billion[2]
  - Estimated 195,000 annual patients based on 80% survival and 40% with hemiparesis[3]
  - **Estimated ~$6 billion US addressable market size**[4]


Electrodes
Electrode Array
Electronics Package
Cable
Antenna Coil
Subdural Portion
Portion of Implant on Skull Surface

[1] The stroke recovery system is an investigational device. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products.
[2] Girotra et al. 2019
[3] Tsao et al. AHA Heart Disease and Stroke Statistics 2022; Gresham et al. 1995
[4] Internal company estimate.

Cortigent

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12 Target Timelines 1 and Estimated US Market Sizes 2 1 Subject to adequate financing including proceeds of current offering and future financings. Potential future applications of ou r core technology that we may explore are not included. T he Orion and s troke recovery systems are investigational devices. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products. 2 Orion TAM assumes our marketing programs eventually reach 1/3 of profoundly blind Americans due to challenges in reaching this patient population . Stroke Recovery System TAM based on 610,000 annual US strokes with 80% survival and 40% suffering long - term moderate - to - severe motor impairment. Internal company estimates. Estimated US Total Addressable Market Size (TAM): $4 Billion $6 Billion

13 primary motor area primary visual area Current Focus Areas of the Brain Cortex We place our electrode array devices on the visual cortex and the motor cortex

14 Extensive intellectual property estate 1 • Patents and filings covering neurostimulation techniques and implant longevity – Core technology used for both artificial vision and stroke recovery – US: 235 issued patents, 3 pending applications – Europe: 36 issued patents, 5 pending applications • Patent filing made for stroke recovery application 2 • Design patents & filings • US: 4 issued design patents • Europe: 4 design registrations Committed to protecting our proprietary technologies 1 As of December 31, 2023. 2 Stroke recovery system patent application filed in April 2023 .

Competitive Landscape: An Emerging Field

*Cortigent's leadership in **precision cortical neurostimulation** differentiates us from other neuromodulation companies*

Neuromodulation Companies and Focus Areas (examples)

PRECISION NEURO-STIMULATION	• **Cortigent –** artificial vision and stroke motor skills recovery ***Targeting neuron bundles on the brain cortex***
CORTICAL SENSING (Brain computer interface – BCI)	• **Neuralink** – *approved to start first human clinical trial in paralyzed patients. Backed by Musk & Alphabet; last private financing round reportedly at a $5 billion valuation*[1] • **Synchron** – endovascular implant for paralysis *(backed by Bezos & Gates)* • **Paradromics, Precision Neuroscience, others**
DEEP BRAIN STIMULATION (DBS)	• **Neuropace** – epilepsy sensing/stimulation device (approved) • **Medtronic, Abbott, Aleva, others** – approved for Parkinson's, epilepsy, tremor, etc. • **Enspire** – for stroke/motor skills recovery
VAGUS NERVE SIMULATION (VNS)	• **MicroTransponder** – stroke motor skills recovery (approved) • **LivaNova** – epilepsy (approved) • **SetPoint Medical** – rheumatoid arthritis & Crohn's
SPINAL CORD STIMLATION (SCS)	• **Medtronic, Abbott, others** – approved for chronic pain
EYE IMPLANTS	• **Nano Retina** (Israel), **Science Corp., Bionic Vision Technologies** (Australia), others


Deep Brain
Cortex: Precision Neurostimulation
Eye or Retina
Endovascular
Vagus Nerve
Spinal Cord

Cortigent

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[1] *Source: Pitchbook.*

Manufacturing and Sales Planning[1,2]

- We will outsource manufacturing to two US-based CMOs specializing in electrode arrays and Class III medical device systems
- 2024 – 2026: Raise awareness of ***precision neurostimulation*** as a promising new treatment modality
  - Form key opinion leader (KOL) medical advisory boards: *Artificial Vision* and *Stroke Recovery*
  - Medical education programs at medical congresses
  - Publications, press releases, popular media
- 2027/2028: Prepare for the Orion launch in mid-2028
  - Establish relationships with Lighthouses for the Blind and other associations
  - Create launch campaign materials
  - Build sales, marketing, and field support team
- 2028: **Target for launching the *Orion® System***
- 2029: **Target for launching the *Stroke Recovery System***

[1] Subject to adequate financing including proceeds of current offering and future financings. Potential future applications of our core technology that we may explore are not included.

[2] The Orion and stroke recovery systems are investigational devices requiring FDA approval. No assurance can be made that clinical trials will demonstrate safety and efficacy or will lead to commercial products.

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17 Investment Highlights • A global leader in artificial vision systems for the blind • Navigated technical, regulatory, and reimbursement hurdles with Argus II • Next generation system, Orion , recently completed 5 - year Early Feasibility Study and has FDA Breakthrough designation • Leveraging precision neurostimulation technology to develop new system for recovery of motor skills after stroke • Targeting an estimated $10 billion total addressable US market size • Accomplished management, R&D team, and directors • Extensive US and EU patent estate • A technology leader in a field generating high investor interest

Pioneering Neurostimulation to Recover Critical Body Function THANK YOU – QUESTIONS?